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EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                                                     NEWS
----------------------                                              Nasdaq-ACTT
October 5, 2001

              ACT TELECONFERENCING ANNOUNCES AGREEMENT TO ACQUIRE
         PICTURETEL'S 1414c VIDEO CONFERENCING SERVICE DELIVERY BUSINESS

DENVER and ANDOVER, Mass.-- ACT Teleconferencing, Inc. (Nasdaq-ACTT), a full-service global provider of audio, video, data and Internet conferencing products and services, and PictureTel Corporation (Nasdaq-PCTL), a world leader in developing, manufacturing and marketing a full range of visual and audio collaboration platforms, today announced ACT and PictureTel have agreed to terms on which ACT will acquire PictureTel's worldwide video conferencing service delivery business, which operates under the 1414c brand name. Terms of the proposed agreement, which is subject to final documentation and closing within the next few days, were not disclosed.

Gerald D. Van Eeckhout, chairman of ACT Teleconferencing, said the acquisition of PictureTel's global video conferencing service delivery business will increase ACT's conferencing volumes, revenue streams and customer list. The acquisition also balances the Company's service mix, solidifying ACT's position as a world leader in global voice, video, data and Web conferencing services.

"PictureTel's video conferencing service delivery business is a wonderful fit for ACT," said Van Eeckhout. "By blending two complementary yet distinct services, we become a more fully integrated conferencing organization capable of delivering high quality audio, video, data and Web conferencing services to both FORTUNE 500 and small- to medium-sized customers anywhere in the world."

"With the pending acquisition of PictureTel by Polycom, the sale of our video conferencing hosting business to ACT reinforces the joint commitment of PictureTel and Polycom to not compete with our channel partners," said Lew Jaffe, president and COO of PictureTel. "ACT is the ideal company to continue the level of hosting service our customers have grown to expect. The video expertise, operating management and global reach the 1414c team brings to the equation will add significant value to ACT, allowing them to deliver the highest quality conferencing experience possible."

Wayne McAllister, general manager of PictureTel's 1414c division, added, "We are very excited to be joining forces with ACT. This is a synergistic union that allows us to provide our customers with expanded service offerings, increased operating presence and `one-stop-shopping' across the globe. Our companies share an overriding commitment to service excellence, and global focus and will be


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positioned to deliver high quality, innovative conferencing services to customers worldwide." McAllister will remain as managing director of ACT's video conferencing division.

PictureTel 1414c operates three primary video conferencing service delivery centers in Andover, Mass., Slough, U.K., and Singapore, as well as a network of service delivery points in Australia, the Netherlands, Germany, France, Italy, Mexico and Japan. These centers control a network of 28 bridges and three streaming video service facilities that support video conferencing meetings and live and on-demand streaming events across the globe. Services are run over ISDN, ATM and IP. PictureTel 1414c's customer base includes a variety of FORTUNE 500 companies located around the world.

ACT's 2001 video conferencing revenue is estimated at $2 million prior to this acquisition. ACT currently estimates a minimum of $6 million to $8 million additional video conferencing revenue in the next year with further growth potential, resulting from this transaction. As usual, revenue will depend on customer usage and other market factors.

As previously announced, Polycom (Nasdaq-PLCM) has implemented an exchange offer to purchase for cash and stock all of the outstanding shares of common stock of PictureTel. The offer is scheduled to expire on October 11, 2001 at midnight EDT. The companies anticipate closing the transaction as promptly as practicable thereafter.

About PictureTel
PictureTel Corporation is a world leader in developing, manufacturing, and marketing a full range of visual- and audio- collaboration platforms. PictureTel markets network conferencing servers in addition to the complete range of end-point products and delivers a global capability to service, support, and provide complete solutions for customers needing rich media communications. PictureTel is fundamentally in the business of eliminating the barrier of distance, enabling people to be Anywhere Now(TM).

About ACT Teleconferencing
Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Internet conferencing products and services to corporations, educational organizations and governmental entities worldwide. The Company's operations have grown from the original single location in Denver to 13 service delivery centers and sales offices in 10 countries. ACT's headquarters are located in Denver with sales and service delivery centers in New Jersey, Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Singapore, Sydney and Adelaide. For the past three consecutive years, the Company has been named to the Deloitte & Touche "Fast 500" Program, a ranking of the 500 fastest growing U.S. technology companies. ACT's Internet address is www.acttel.com.


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STATEMENTS MADE IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACTS MAY BE
FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN ANY FORWARD-LOOKING STATEMENT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY ANY FORWARD-LOOKING INFORMATION INCLUDE, BUT ARE NOT LIMITED TO, FUTURE ECONOMIC CONDITIONS, COMPETITIVE SERVICES AND PRICING, NEW COMPETITOR ENTRY, THE DELIVERY OF SERVICES UNDER EXISTING CONTRACTS AND OTHER FACTORS. FOR A MORE DETAILED DESCRIPTION OF THE FACTORS THAT COULD CAUSE SUCH A DIFFERENCE, PLEASE SEE ACT'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. ACT DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. THIS INFORMATION IS PRESENTED SOLELY TO PROVIDE ADDITIONAL INFORMATION TO FURTHER UNDERSTAND THE RESULTS OF ACT.

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                                    CONTACTS:
ACT Teleconferencing, Inc.                 Pfeiffer High Public Relations, Inc.
Liza Rygg, IR/Corporate                             KC Ingraham or Jay Pfeiffer
Communications Manager                                         Ph: 303/393-7044
Ph: 303/235-9000                                    E-mail: kc@pfeifferhigh.com
E-mail: lrygg@corp.acttel.com




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